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Shareholder Meeting (Unaudited)

On October 30, 2000, a shareholder meeting was held at which the following items and proposals were approved, as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:
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Proposal No. 1                                                         Withheld/
Nominee                                     For                        Abstain                   Total
William L. Armstrong                        13,516,255                 233,051                   13,749,306
Robert G. Avis                              13,516,255                 233,051                   13,749,306
George C. Bowen                             13,533,851                 215,455                   13,749,306
Edward L. Cameron                           13,528,620                 220,686                   13,749,306
Jon S. Fossel                               13,522,995                 226,311                   13,749,306
Sam Freedman                                13,518,760                 230,546                   13,749,306
Raymond J. Kalinowski                       13,512,526                 236,780                   13,749,306
C. Howard Kast                              13,499,742                 249,564                   13,749,306
Robert M. Kirchner                          13,520,365                 228,941                   13,749,306
Bridget A. Macaskill                        13,525,851                 223,455                   13,749,306
F. William Marshall                         13,527,589                 221,717                   13,749,306
James C. Swain                              13,516,299                 233,007                   13,749,306
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                  For                       Against                   Abstain                   Total
Proposal No. 2
Ratification of the selection of Deloitte & Touche LLP as independent auditors for the Fund for the fiscal year beginning September 1, 2000.
                  13,362,194                122,291                   264,821                    13,749,306
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                                                                       Withheld/                 Broker
                  For                       Against                    Abstain                   Non-Votes                 Total
Proposal No. 3a
Approval to eliminate the Fund's fundamental policy on purchasing securities on margin.
                  10,359,045                1,062,092                  404,244                   1,923,925              13,749,306

Proposal No. 3b
Approval to eliminate the Fund's fundamental policy on purchasing securities of issuers in which officers or trustees have an interest.
                   9,230,972                2,209,145                  385,264                   1,923,925              13,749,306

Proposal No. 3c
Approval to eliminate the Fund's fundamental policy on investing in a company for the purpose of acquiring control.
                   9,682,452                1,722,746                  420,183                   1,923,925              13,749,306

Proposal No. 3d
Approval to eliminate the Fund's fundamental policy on investing in oil, gas or other mineral-related programs or leases.
                   9,985,530                1,441,841                  398,010                   1,923,925              13,749,306

Proposal No. 4
Approval of changes to two of the Fund's fundamental investment restrictions to permit the Fund to participate in an inter-fund lending arrangement.
                  10,357,795                1,024,614                  442,972                   1,923,925              13,749,306

Proposal No. 5
Approval to authorize the Trustees to adopt an Amended and Restated Declaration of Trust.
                   9,698,276                1,652,408                  474,697                   1,923,925              13,749,306

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